Exhibit 99.1

Boston Private Announces Sale of Granada Hills and Burbank Offices

SEATTLE, Wash. - June 22, 2016 - HomeStreet, Inc. (NASDAQ: HMST), the parent company of HomeStreet Bank, of Seattle, Washington, and Boston Private Bank & Trust Company (“Boston Private”) of Boston, Massachusetts today announced that HomeStreet Bank and Boston Private have entered into an agreement for HomeStreet Bank to acquire two branches, one located in Granada Hills and one in Burbank, California, from Boston Private. In the proposed transaction, HomeStreet Bank expects to acquire approximately $110 million in deposit accounts. This transaction is subject to customary closing conditions and regulatory approval.

The transaction would increase the number of HomeStreet’s Retail Branches to 12 in Southern California.

“We are excited to add these two branches to our Southern California network,” said HomeStreet Bank President, CEO and Chairman Mark K. Mason. “Not only do these branches add to the strategy of increasing our density in one of the most attractive markets in the United States, they are also each located near offices of our affinity partner, Kaiser Permanente. We welcome the employees and customers of these branches and look forward to serving the Burbank and Granada Hills communities.”

“Boston Private remains very committed to the Southern California market,” said George Schwartz, President, Boston Private Bank, & CEO, Boston Private Banking Group. “We are positioning our footprint and optimizing our resources to operate where we can best develop and serve our wealth management, private banking, trust clients, and our local community, as evidenced by our new offices in Beverly Hills and Downtown Los Angeles. Our five offices in Southern California are generating strong performance and we will continue to expand our presence in this exciting market.”

Both locations will continue to operate under the Boston Private brand until the transaction is completed. Upon closing, the branches will become part of HomeStreet Bank.

Sandler O'Neill + Partners, L.P. served as financial advisor and Goodwin Procter LLP served as legal advisor to Boston Private in this transaction.

About HomeStreet, Inc.
Now in its 96th year HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. The bank has consistently received an “outstanding” rating under the federal Community Reinvestment Act (CRA). Additional information on HomeStreet Bank can be found at www.homestreet.com.

About Boston Private
Boston Private is a leading provider of fully integrated wealth management, trust and private banking services. For more than 25 years, Boston Private has taken a highly personalized approach to serving the complex financial needs of individuals, families, business owners, private partnerships, nonprofits and community partners. Boston Private is also an active provider of financing for affordable housing, first-time homebuyers, economic development, social services, community revitalization and small businesses.

Headquartered in Boston, Boston Private has 35 offices across the U.S. including Boston, San Francisco, San Jose, Los Angeles and Palm Beach. Private banking and trust services are provided through Boston Private Bank & Trust Company. Wealth management services are provided through Boston Private Wealth LLC, an SEC registered investment adviser and a wholly owned subsidiary of Boston Private Bank & Trust Company.

Boston Private Bank & Trust Company is a subsidiary of Boston Private Financial Holdings, Inc. (NASDAQ: BPFH). For more information, visit www.bostonprivate.com.

Forward Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc., HomeStreet Bank and Boston Private Bank & Trust Company and their respective operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. In particular, statements about the timing and likelihood of the consummation of the acquisition, regulatory approvals, the successful integration of their employees and customers, future plans, growth strategies and the potential for customer growth, as well as statements that anticipate these events, are forward looking in nature. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of future performance, taking into account information currently available to the parties, and include statements about the competitiveness of the banking industry. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet’s and Boston Private Bank & Trust Company’s control. Forward-looking statements speak only as of the date made, and neither HomeStreet Bank nor Boston Private Bank & Trust Company undertake to update them to reflect changes or events that occur after that date.

Readers are cautioned that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, the parties’ ability to obtain federal and state regulatory approval, retention of the assets, deposits and customers related to the purchase and assumption agreement, HomeStreet’s ability to realize the revenue enhancements and other benefits expected from these transactions, and HomeStreet’s ability to successfully integrate the operations of these two branches, may be limited due to future risks and uncertainties including, but not limited to, changes in general economic conditions that impact the parties’ markets and business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may constrain the parties’ ability to do business, and the competitive environment. A discussion of the factors that each of the parties recognizes to pose risk to the achievement of its business goals and operational and financial objectives more generally is contained in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the period ended March 31, 2016. These factors are updated from time to time in the parties’ respective filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.

Contacts:

Investor Relations:
Adam Bromley
(617) 912-4386
abromley@bostonprivate.com

Gerhard Erdelji
(206) 515-4039
gerhard.erdelji@homestreet.com

Media Relations:
Steve Brownell
(617) 912-4402
sbrownell@bostonprivate.com

Michael Rubbinaccio
(206) 389-4433
Michael.rubbinaccio@homestreet.com

###